EXHIBIT 99.1
ADVENTRX LICENSES PROPRIETARY ANTIVIRAL PRODUCT TO THERAGENEX
SAN DIEGO, CA – October 23, 2006 – ADVENTRX Pharmaceuticals, Inc. (Amex: ANX) announced today that it has licensed the U.S. rights to ANX-211, one of its proprietary antiviral products, to Theragenex, a life science and technology company focusing on commercializing therapies across a number of different therapeutic areas. Under the terms of the license, ADVENTRX will receive a licensing fee of $1 million, a milestone payment of $1 million for the launch of the first licensed product and $1 million for the launch of each additional licensed product, as well as royalty payments of 15% to 20% on licensed product sales. Theragenex intends to launch the first licensed product during 2007.
“We are pleased to have entered into this agreement with Theragenex and are confident in their strategy to maximize the value of ANX-211,” said Evan M. Levine, chief executive officer of ADVENTRX. “Theragenex has an experienced, respiratory specialty sales force that made them a particularly attractive commercialization partner.”
ANX-211 is an intranasal/topical antiviral that, in preclinical studies, has demonstrated efficacy against viruses responsible for the common cold, influenza and other respiratory tract viral infections. ANX-211 was acquired by ADVENTRX in April 2006 as a part of its acquisition of SD Pharmaceuticals.
About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on commercializing low development risk pharmaceuticals for cancer and infectious disease that enhance the efficacy and/or safety of existing therapies. More information can be found on the Company’s Web site at www.adventrx.com.
About Theragenex
Theragenex is a life science and technology company focused on acquiring and licensing intellectual property and healthcare assets addressing a wide range of therapeutic approaches. The company continually seeks new technologies and product opportunities to commercialize through its subsidiary companies. More information can be found on the Company’s Web site at www.theragenex.com.
Forward Looking Statement
Adventrx cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors that, if they do not materialize or prove to be accurate, could cause Adventrx’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to: a default by Theragenex on its payment or other obligations to us; the amount or timing of resources that Theragenex devotes to selling licensed products; Theragenex’s inability or substandard performance in selling licensed products; the potential to attract a strategic partner for Adventrx’s other product candidates and the terms of any related transaction; and other risks and uncertainties more fully described in Adventrx’s press releases and periodic filings with the Securities and Exchange Commission. Adventrx’ public filings with the Securities and Exchange Commission are available at www.sec.gov. Adventrx does not intend to update any forward-looking statement, including as set forth in this press release, to reflect events or circumstances arising after the date on which it was made.
  Contact:
  Adventrx Pharmaceuticals
  Andrea Lynn
  858-552-0866
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